Exhibit (a)(5)(D)

A registration statement relating to the securities proposed to be issued in the Offer (as defined below) has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be sold nor may offers to buy such securities be accepted prior to the time the registration statement becomes effective. This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Hatteras common stock (as defined below), nor is it an offer to buy or a solicitation of an offer to sell shares of Annaly common stock (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer. The Offer is made solely by the Prospectus/Offer to Exchange (as defined below), and the related Letter of Election and Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of shares of Hatteras common stock. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Hatteras common stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror.

Notice of Offer by

Ridgeback Merger Sub Corporation

a wholly owned subsidiary of

Annaly Capital Management, Inc.

to

Exchange Each Outstanding Share of Common Stock

of

Hatteras Financial Corp.

for

$5.55 in Cash and

0.9894 Shares of Common Stock of

Annaly Capital Management, Inc.

or

$15.85 in Cash

or

1.5226 Shares of Common Stock of

Annaly Capital Management, Inc.

(subject in each case to the election procedures and, in the case of an all-cash election or an all-stock election, to the proration procedures described in the Prospectus/Offer to Exchange and related Letter of Election and Transmittal)

Annaly Capital Management, Inc. (“Annaly”), through its direct wholly owned subsidiary Ridgeback Merger Sub Corporation (the “Offeror”), is offering to exchange for each outstanding share of common stock of Hatteras Financial Corp. (“Hatteras”), par value $ 0.001 per share (“Hatteras common stock”), validly tendered and not properly withdrawn in the Offer:

• $5.55 in cash; and

• 0.9894 shares of common stock of Annaly, par value $0.01 (“Annaly common stock”).

We refer to the above as the “mixed consideration.” In lieu of receiving the mixed consideration, holders of shares of Hatteras common stock may elect to receive, for each share of Hatteras common stock that they hold, (1) $15.85 in cash (we refer to this election as the “all-cash election” and this amount as the “all-cash consideration”) or (2) 1.5226 shares of Annaly common stock (we refer to this election as the “all-stock election” and this amount as the “all-stock consideration”), upon the terms and subject to the conditions set forth in the prospectus/offer to exchange, dated May 5, 2016 (the “Prospectus/Offer to Exchange”), and in the related Letter of Election and Transmittal (the “Letter of Election and Transmittal” which, together with the Prospectus/Offer to Exchange and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

Hatteras stockholders who tender their shares of Hatteras common stock into the Offer and do not make a valid election will receive the mixed consideration for their shares of Hatteras common stock. Hatteras stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 65.0% of the aggregate consideration in the Offer will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the offer will be paid in cash.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY ON JUNE 16, 2016, UNLESS EXTENDED. SHARES VALIDLY TENDERED PURSUANT TO THE OFFER MAYBE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 10, 2016 (as it may be amended from time to time, the “Merger Agreement”), by and among Annaly, the Offeror, and Hatteras. The Merger Agreement provides, among other things, that the Offeror will make the Offer and promptly following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Hatteras will be merged with and into Offeror (the “Merger”), with Offeror continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Annaly. Because the Merger will be governed by Section 3-106.1 of the Maryland General Corporation Law, no Hatteras stockholder vote will be required to consummate the Merger. At the effective time of the Merger, each issued and outstanding share of Hatteras common stock that has not been tendered and accepted for exchange in the Offer will be automatically canceled and converted into the right to receive, at the election of the holder, (i) the mixed consideration, (ii) the allcash consideration or (iii) the all-stock consideration, subject to proration of the all-cash consideration or the all-stock consideration. Holders of shares of Hatteras common stock who make the all-cash election or the all-stock election in the Merger will be subject to proration to ensure that approximately 65.0% of the aggregate consideration in the Merger will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the Merger will be paid in cash. In addition, in the Merger, the outstanding shares of Hatteras’ 7.625% Series A Cumulative Redeemable Preferred Stock (“Hatteras Series A Preferred Stock”) will be automatically canceled and converted into the right to receive one share of Annaly’s 7.625% Series E Cumulative Redeemable Preferred Stock which will have rights, privileges and voting powers substantially the same as those of Hatteras Series A Preferred Stock. As a result of the Merger, Hatteras will cease to be a publicly traded company and will become wholly owned by Annaly. Under no circumstances will interest be paid on the purchase price for shares of Hatteras common stock, regardless of any extension of the Offer or any delay in making payment for Hatteras shares. The Merger Agreement is more fully described in the Prospectus/Offer to Exchange.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition (as described below) and the receipt of required regulatory approvals.

The “Minimum Tender Condition” requires that the number of shares of Hatteras common stock validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to 12:00 p.m., midnight, Eastern Time, at the end of the day on June 16, 2016 (the “Expiration Date,” unless Offeror shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire), together with the shares then owned by Annaly and the Offeror (if any), represents at least one more than two-thirds of the then-outstanding shares of Hatteras common stock.

The Offer is also subject to other conditions as described in the Prospectus/Offer to Exchange (together with the conditions described above, the “Offer Conditions”).

The board of directors of Hatteras, acting upon the unanimous recommendation of the special committee of the board of directors of Hatteras, has unanimously (i) determined that the terms of the Merger Agreement and the transactions, including the Offer, the Merger and the issuance of shares of Annaly common stock in connection therewith, are fair to, and in the best interests of, Hatteras and its stockholders, (ii) declared the Offer, the Merger and the other transactions contemplated by the Merger Agreement advisable, and (iii) recommended that Hatteras stockholders accept the Offer and tender their shares of Hatteras common stock pursuant to the Offer.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), and unless Hatteras consents otherwise or the Merger Agreement is otherwise terminated, the Offeror must extend the Offer (1) for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or New York Stock Exchange which is applicable to the Offer, (2) for periods of up to ten business days in the event that any of the conditions to the Offer (other than the Minimum Tender Condition) have not been satisfied or validly waived as of any then-scheduled expiration of the offer in order to permit satisfaction of such condition or conditions, and (3) for up to two successive periods of up to ten business days if each condition to the offer (other than the Minimum Tender condition) has been satisfied or validly waived and the Minimum Tender Condition has not been satisfied as of any then-scheduled expiration of the Offer and Hatteras requests that the Offeror so extend the Offer.

In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, shares of Hatteras common stock previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of each Hatteras stockholder to withdraw previously tendered shares of Hatteras common stock.

Subject to applicable SEC rules and regulations and the terms and conditions of the Merger Agreement, the Offeror also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer—Conditions of the Offer” by giving oral or written notice of such waiver to the exchange agent.

The Prospectus/Offer to Exchange has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed on upon the fairness or merits of the Prospectus/ Offer to Exchange or upon the accuracy or adequacy of the information contained in the Prospectus/Offer to Exchange. Any representation to the contrary is a criminal offense.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, shares validly tendered and not validly withdrawn promptly after the expiration date. In all cases, a Hatteras stockholder will receive consideration for tendered shares of Hatteras common stock only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed Letter of Election and Transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the Offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the Offer. The exchange agent will deliver to the applicable Hatteras stockholders any cash and shares of Annaly common stock issuable in exchange for shares validly tendered and accepted pursuant to the Offer as soon as practicable after receipt of such notice. The exchange agent will act as the agent for tendering Hatteras stockholders for the purpose of receiving cash and shares of Annaly common stock from the Offeror and transmitting such cash and stock to the tendering Hatteras stockholders. Hatteras stockholders will not receive any interest on any cash that the Offeror pays in the Offer, even if there is a delay in making the exchange.

Hatteras stockholders can withdraw tendered shares of Hatteras common stock at any time until the Expiration Date and, if the Offeror has not agreed to accept the shares for exchange on or prior to July 5, 2016, Hatteras stockholders can thereafter withdraw their shares of Hatteras common stock from tender at any time after such date until the Offeror accepts shares for exchange.

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the Hatteras stockholder at one of the addresses set forth on the back cover of the Prospectus/Offer to Exchange, prior to the expiration date. The notice must include the Hatteras stockholder’s name, address, social security number, the certificate number(s), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

We are not providing for guaranteed delivery procedures and therefore Hatteras stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Hatteras stockholders must tender their shares of Hatteras common stock in accordance with the procedures set forth in the Prospectus/Offer to Exchange.

                Hatteras has provided Offeror with Hatteras’ stockholder list and security position listings for the purpose of disseminating the Prospectus/Offer to Exchange, the related Letter of Election and Transmittal and other related materials to Hatteras stockholders. The Prospectus/Offer to Exchange and related Letter of Election and Transmittal will be mailed to record holders of shares of Hatteras common stock whose names appear on Hatteras’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Hatteras common stock.

Each Hatteras stockholder should read the discussion under “The Offer—Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the Offer and the Merger to such stockholder.

The Prospectus/Offer to Exchange and the related Letter of Election and Transmittal contain important information. Holders of shares of Hatteras common stock should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for copies of the Prospectus/Offer to Exchange, the Letter of Election and Transmittal and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Annaly will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Annaly nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (888) 750-5834

Brokers and Banks Call Collect: (212) 750-5833

May 5, 2016